Exhibit 99.1


FROM:                                     FOR:
BlueFire Partners                         MEDTOX Scientific, Inc.
150 South Fifth St., Suite 1300           402 West County Road D
Minneapolis, MN 55402                     St. Paul, MN  55112
Contact: Doug Ewing (612) 344-1036        Contact: Richard Braun (877) 715-7236

FOR IMMEDIATE RELEASE

            MEDTOX RECEIVES PATENT FOR "On-Site Drug Testing Method"
                      UPDATE ON POC DEVICE AND SYSTEM SALES

     ST. PAUL, Minn., June 13, 2002- MEDTOX Scientific, Inc. (AMEX-TOX), announced today that the United States Patent and Trademark Office granted to MEDTOX a business method patent for its on-site drug testing method, U.S. Patent No. 6,376,251. According to the abstract for the patent:

         "The invention described herein includes a method of testing an analyte such as urine to determine whether the analyte contains specific substances such as drugs of abuse. An on-site screening test provides a preliminary test result either by visual or machine analysis of a screening test device, and the result and user data are entered on a provided form. An electronic image or the form is sent to a central data location, where it is received and the data on the form is recognized by machine and stored, if the on-site screening test provided a nonnegative result a sample is sent to a laboratory for further testing, and if the test provides only negative results no further testing is done. The testing laboratory performs further testing for verification of nonnegative screening test results, and all data is collected at the central data location. Results are then reported to the client or whoever the client designates to receive test results."

         MEDTOX believes this patent to be a significant addition to its growing intellectual property portfolio. Currently, there are approximately 25 million laboratory screens for drugs of abuse (DAU) performed annually in the workplace market. In 2001 MEDTOX performed over 2 million of those lab based DAU screens.
         Dick Braun, MEDTOX chief executive officer, said, "In the last three years we have seen an increasing transition from laboratory screening for workplace DAU to on-site or point-of-collection (POC) screening with disposable devices.
         "In 1998 MEDTOX identified the potential for this transition. We then developed a method to replicate and improve upon the controls and data management of the laboratory model in a POC model-the PROFILE-II(R) Test System(TM). The growing transition to POC screening will increase the value of this patent to MEDTOX and its strategic partners. Additionally, MEDTOX is unique in that it has both a federally certified laboratory and a POC device maker. This allows us to provide a seamless transition for clients moving from one model of screening to the other.
         "Delivery of the PROFILE-II(R) Test System(TM) is further enhanced by WebTox(TM), MEDTOX's recently launched web platform and interactive program management system. WebTox will set a new standard of customer service excellence in our industry. By placing the power of information directly in the hands of our customers, through the Internet, WebTox integrates point-of-collection screening, and rapid laboratory confirmations with a feature-rich data reporting and tracking system. WebTox provides customers with testing results and tracking, chain-of-custody verification, supplies ordering capability, statistical reporting, and sample collection site location information," Braun said.

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MEDTOX Scientific, Inc.
June 13, 2002
Page 2

         MEDTOX also said that demand for its POC devices and on-site system continues to increase. Device unit sales year to date through May since introduction in 1999:

o        1999 sales through May        65,027   devices
o        2000 sales through May       287,691   devices
o        2001 sales through May       686,636   devices
o        2002 sales through May       968,729   devices

         "In addition to the growth in our POC device and system sales, MEDTOX continues to have success in our esoteric clinical laboratory testing, pediatric screening, and Clinical Trials Services. The Company is adding new laboratory clients in the corporate drug testing market, an important trend since volume from existing workplace clients continues to be negatively impacted by the economy and lower levels of employment hiring. To support future growth MEDTOX continues to increase investment in R&D, sales, and information systems," Braun said.
         The patent contains 21 claims applicable to a system for screening (testing) of other sample types in addition to urine, such as oral fluid, blood, and serum. MEDTOX also believes the patent may have application beyond workplace drugs of abuse testing. MEDTOX is currently working with its intellectual property counsel to implement its strategic approach to maximizing opportunities for itself and its business partners surrounding this patent. In addition to patent protection for the on-site testing method, the United States Copyright Office has issued a registration for MEDTOX's copyright in materials relating to the method. MEDTOX has sought the broadest protection possible for its proprietary on-site testing method.

         MEDTOX Scientific, Inc., headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection
(POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio-analytical testing for pharmaceutical clinical trials. To be automatically alerted by e-mail about company information, please go to http://www.corporate-ir.net/ireye/ir_site.zhtml?ticker=tox&script=1900 and follow the directions on the page. For more information see http://www.medtox.com/.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Fuller discussions of factors that may cause such results to differ are identified on page three of the company's 2001 annual report on Form 10-K and incorporated herein by reference.

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